EXHIBIT 2.3

ASSET PURCHASE AGREEMENT

among

JACKSON & PERKINS OPERATIONS, INC.,

WASCO REAL PROPERTIES I, LLC

and

WASCO REAL PROPERTIES II, LLC

i

TABLE OF CONTENTS

(continued)

ii

ASSET PURCHASE AGREEMENT dated as of March 30, 2007 (this “Agreement”), among Jackson & Perkins Operations, Inc., a Delaware corporation (the “Seller”), Wasco Real Properties I, LLC, a California limited liability corporation (“Wasco I”), and Wasco Real Properties II, LLC, a California limited liability corporation (“Wasco II” and together with Wasco I, the “Purchasers”). The Seller and the Purchasers are referred to herein individually as a “Party” and collectively as the “Parties.” Capitalized terms used herein are defined in Article I below.

RECITALS

A. The Seller and its Affiliates are engaged in the business of growing, marketing and selling garden rose plants and other live nursery products and marketing and selling gift plants, perennials, bulbs and home and garden products (the “Business”).

B. The Seller owns certain agricultural and improved real property in Kern County, California, that it uses in the Business.

C. The Seller also owns certain equipment and other property that it uses in the Business.

D. The Seller wishes to sell and convey to the Purchasers, and the Purchasers wish to acquire and receive from the Seller, the real and other property referred to above, all upon the terms and conditions set forth in this Agreement.

Accordingly, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. When used in this Agreement, the following terms have the meanings set forth below:

“Affiliate” means, with respect to any Person, (a) any director, officer, manager, managing member or general partner of such Person, (b) a spouse, parent, sibling or descendant of such Person and (c) any other Person that, directly or indirectly, through one or more intermediaries, Controls, is Controlled by or is under common Control with such Person.

“Applicable Law” means any applicable decree, injunction, judgment, law, Order, ordinance, regulation, rule, statute, or writ of any federal, state, local, or foreign governmental entity (or any agency, department, or political subdivision of any governmental entity).

“Business Day” means any day other than a Saturday, Sunday or other day which will be in Medford, Oregon or in New York, New York, a legal holiday or a day on which banking institutions therein are authorized by law to close.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated September 25, 2006, between the Rosedale Ranch and Harry & David Operations Corp.

“Control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of voting securities, contract or otherwise.

“Deposit” means an amount in cash equal to $2,900,000.00.

“Environmental and Safety Requirements” means, as in effect on the date hereof, all federal, state, local and foreign statutes, regulations, ordinances and similar provisions having the force or effect of law, all judicial and administrative orders and determinations, and all common laws concerning public health and safety, worker health and safety and pollution or protection of the environment, including all such standards of conduct and bases of obligations relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any Hazardous Substances.

“Escrow Agent” means Ticor Title of California, Inc., having an address at 201 New Stine Road, Suite 300, Bakersfield, California 93309.

“Escrow Funds” means the Deposit, together with all interest earned thereon.

“Hazardous Substances” means any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or by-products, asbestos, polychlorinated biphenyls (or PCBs), noise or radiation, in each case, defined, listed or regulated as hazardous or toxic under an Environmental and Safety Requirement.

“Insure Over” means, for any title exception, that such title exception has not been actually removed of record but the Escrow Agent insures over such exception (i.e., raises such exception but insures against collection from the insured estate) or omits such exception from the Title Policy (and has agreed in the Title Policy to do the same for the Purchasers’ successors and assigns as their interest may appear), all without any additional cost to the Purchasers, whether such insurance is made available in consideration of payment, bonding, indemnity of the Seller or otherwise.

“Knowledge of the Seller” means the actual knowledge of any executive officer of the Seller after reasonable inquiry by such officer.

“Licenses” means all permits, licenses, franchises, certificates, approvals, and other authorizations issued by foreign, federal, state, or local governments or other similar rights.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien (including any lien for taxes other than taxes not yet due and payable) or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), any sale of receivables with recourse against the Seller, any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar statute other than to reflect ownership by a third party of property leased to the Seller under a lease which is not in the nature of a conditional sale or title retention agreement, or any subordination arrangement in favor of another Person (other than any subordination arising in the Ordinary Course of Business).

“Order” means any order, judgment, injunction or decree of any domestic or foreign governmental or regulatory authority, including any department, commission, board, bureau, agency or instrumentality of such authority, or any court or tribunal.

“Owned Real Property” means all real property owned in fee by the Seller.

“Ordinary Course of Business” will be deemed from an action taken by a Person only if such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal operations of such Person.

“Permitted Exceptions” means (a) any matters contained in the Title Commitment or the applicable update thereto to which the Purchasers do not object, (b) the standard or general exceptions of the Title Commitment, including the Permitted Liens; and, (c) any matters caused by any of the Purchasers or any of their representatives, agents or employees.

“Permitted Liens” means (a) real estate taxes, assessments and other governmental fees or other charges not yet due and payable as of the Closing Date; (b) mechanics’ and similar statutory liens arising or incurred in the Ordinary Course of Business for amounts which are not delinquent or which are being contested in good faith by appropriate proceedings; (c) zoning, entitlement, building and other land use and similar laws or regulations imposed by any governmental authority having jurisdiction over such parcel which are not violated by the current use and operation thereof; (d) easements, covenants, conditions, restrictions and other similar matters of public record which would not materially impair the use or occupancy of such parcel; (e) statutory landlord liens, if any; (f) any other Lien which is not material; (g) any rights of Third Parties under the Lease Agreements; and (h) the Subsurface Property Rights.

“Person” means any individual, partnership, joint venture, limited liability company, corporation or trust, unincorporated organization, group, or government or other department or agency thereof or any other legal entity.

“Subsurface Property Rights” means all subsurface property rights, including the right to locate, obtain access to, extract, remove, refine or process and otherwise exploit and sell for Seller’s exclusive benefit, any petroleum or other hydrocarbon substance or derivative, natural gas and other minerals located under the Purchased Real Property; provided, however, that Subsurface Property Rights will not include any water or water rights owned by the Seller that are appurtenant to the Purchased Real Property.

“Tangible Property” means all tangible personal property including personal property, plant and equipment, furniture, fixtures, equipment (including motor vehicles), machinery and spare parts.

Section 1.2 Cross Reference. The following terms are defined in the following Sections of this Agreement:

Term	Section
Agreement	Preamble
Business	Recitals
Certifying Person	Section 2.4(c)
Closing	Section 2.6
Closing Date	Section 2.6
Code	Section 2.4(c)
Escrow Agreement	Section 2.4(b)
Excluded Assets	Section 2.3
Grant Deeds	Section 6.1(e)(v)
J&P Transaction	Section 6.2(g)
Lease Agreements	Section 5.4
Party/Parties	Preamble
Personal Property Taxes	Section 3.1(g)
Preliminary Title Report	Section 5.6(b)
Purchase Price	Section 2.7
Purchased Assets	Section 2.2
Purchased Real Property	Section 2.2(a)
Purchased Tangible Property	Section 2.2(b)
Purchaser Obligations	Section 9.14(a)
Purchaser Parties	Section 9.14(a)
Purchasers	Preamble
Purchasers’ Costs	Section 2.8
Real Property Taxes	Section 3.1(g)
Rose and Crop Inventory	Section 2.3(b)
Seller	Preamble
Seller’s Costs	Section 2.8(a)
Third Parties	Section 5.4
Title Commitment	Section 5.6(a)
Title Defect	Section 5.6(c)
Title Objection	Section 5.6(b)
Title Objection Date	Section 5.6(b)
Title Policy	Section 5.6(a)
Transfer Taxes	Section 8.6(d)
Utility Charges	Section 8.3(a)
Wasco I	Preamble

Term	Section
Wasco II	Preamble

ARTICLE II

PURCHASE OF ASSETS AND ASSUMPTION OF LIABILITIES

Section 2.1 Purchase and Sale. On the terms and subject to the conditions contained in this Agreement, the Purchasers agree to purchase, acquire and accept from the Seller, and the Seller agrees to sell, transfer, assign, convey and deliver to the Purchasers, all of the Seller’s right, title and interest in and to the Purchased Assets. The Purchased Assets will be sold to the Purchasers free and clear of all Liens other than the Permitted Liens; provided, however, that solely for purposes of this sentence, subsection (f) of the definition of Permitted Liens will not apply.

Section 2.2 Enumeration of Purchased Assets. Except as provided in Section 2.3, the assets to be sold, transferred, assigned, conveyed and delivered to the Purchasers by the Seller pursuant to this Agreement will include the following, as and to the extent existing on the Closing Date, and no other assets, rights or property of any kind (collectively, the “Purchased Assets”):

(a) The Purchased Real Property. The following comprise the “Purchased Real Property”:

(i)	The Owned Real Property set forth on Schedule 2.2(a);

(ii)	Any and all appurtenances, easements, hereditaments, privileges, rights, rights-of-way and tenements owned by the Seller and used in connection with or as a means of access to the Owned Real Property described on Schedule 2.2(a);

(iii)	Any and all amenities, betterments, buildings, fixtures and other improvements owned by the Seller and used in connection with and located upon the Owned Real Property described on Schedule 2.2(a); and

(iv)	All water and water rights (whether riparian, appropriative, overlying, prescriptive, or otherwise and whether or not appurtenant) owned by the Seller and used in connection with the Owned Real Property described on Schedule 2.2(a);

(b) The Purchased Tangible Property. The equipment, farm equipment, goods and other tangible personal property (including additions thereto) owned by the Seller and set forth on Schedule 2.2(b) (collectively, the “Purchased Tangible Property”); and

(c) Licenses. To the extent assignable or permitted by Law, all Licenses relating solely to the Purchased Real Property or the Purchased Tangible Property and relating to the conduct of the Business, including the Licenses set forth on Schedule 2.2(c).

(d) Certain Other Assets. All other personal and tangible property (other than the Excluded Assets) owned by the Seller that relates to the conduct of the Business, is located on the Purchased Real Property and is not described in Sections 2.2(a) –(c).

Section 2.3 Excluded Assets. Any provision of this Agreement to the contrary notwithstanding, the Purchasers will not acquire and there will be excluded from the Purchased Assets the following (collectively, the “Excluded Assets”):

(a) Subsurface Property Rights. All rights and interest of the Seller in or relating to any Subsurface Property Rights;

(b) Rose and Crop Inventory. All plants and crops in the ground and located on the Purchased Real Property or any property leased by the Seller, all plants and crops in any warehouse or shade house located on the Purchased Real Property, and all packaging materials of any kind owned by the Seller and used in connection therewith, in each case, as of the Closing Date, including all rose plants and crops that were planted by the Seller or its Affiliates prior to the Closing Date, in each case, as more fully set forth on Schedule 2.3(b) (the “Rose and Crop Inventory”);

(c) Title Insurance. All title insurance policies and all rights (including related deposits, prepayments and investments) of every nature and description under or arising out of such policies; and

(d) Other Assets. The other assets and real property described on Schedule 2.3(d) and all right, title and interest of the Seller therein.

Section 2.4 The Deposit. (a) Concurrently with the execution of this Agreement, the Purchasers have delivered the Deposit to the Escrow Agent.

(b) The Deposit will be (i) held in escrow by the Escrow Agent in an interest-bearing account, in accordance with the provisions of that certain Escrow Agreement dated as of even date herewith among the Seller, the Purchasers and the Escrow Agent (the “Escrow Agreement”), and this Agreement and (ii) delivered by the Escrow Agent in accordance with the provisions of the Escrow Agreement and this Agreement. The Deposit will be non-refundable to the Purchasers, except as otherwise expressly provided in this Agreement. Except as otherwise expressly set forth herein, the Deposit will be applied against the Purchase Price and credited to the Purchasers on the Closing Date.

(c) In order to assure compliance with the requirements of Section 6045 of the Internal Revenue Code of 1986, as amended (the “Code”), and any related reporting requirements under the Code, the parties hereto agree that the Escrow Agent will assume all responsibilities for information reporting required under Section 6045(e) of the Code, and the Seller and the Purchasers hereby designate the Escrow Agent as the person to be responsible for all information reporting under Section 6045(e) of the Code (the “Certifying Person”).

(d) Each of the Seller and the Purchasers will: (i) provide to the Certifying Person all information and certifications regarding such Party, as reasonably requested by the Certifying Person or otherwise required to be provided by such Party under Section 6045 of the Code; and (ii) provide to the Certifying Person such Party’s taxpayer identification number and a statement in such form as may be requested by the Certifying Person, signed under penalties of perjury, stating that the taxpayer identification number supplied by such Party to the Certifying Person is correct.

(e) The Escrow Agreement will provide that the Seller, on the one hand, and the Purchasers, on the other hand, will equally share the costs and fees of the Escrow Agent due for performance of the Escrow Agent’s obligations set forth in the Escrow Agreement.

Section 2.5 Excluded Liabilities. Except to the extent required by this Agreement or arising from their actions, inactions, conduct, agreements, engagements or relationships, the Purchasers assume no liabilities or obligations of the Seller arising before the Closing.

Section 2.6 Closing. The closing (the “Closing”) will take place at the offices of the Escrow Agent, commencing at 10:00 a.m. on such date that is no later than the third Business Day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself), or at such other place or on such other date as may be agreed to in writing by the Parties. The date and time of the Closing are herein referred to as the “Closing Date.”

Section 2.7 Purchase Price. The aggregate purchase price to be paid by the Purchasers at the Closing for the Purchased Assets will be $29,000,000.00 (the “Purchase Price”).

Section 2.8 Method of Payment of Purchase Price. Not later than 2:00 p.m. Eastern Time on the Closing Date, the Purchasers will deliver to the Escrow Agent, for payment to the Seller in accordance with the terms of this Agreement, the Purchase Price, together with all other costs and amounts to be paid by the Purchasers at the Closing pursuant to the terms of this Agreement (the “Purchasers’ Costs”) in cash by wire transfer of immediately available funds to an account designated in writing by the Escrow Agent. The Escrow Agent, following authorization and instruction by the Parties at the Closing, will (a) pay to the Seller in cash by wire transfer of immediately available funds to an account designated in writing by the Seller, the Purchase Price, less any costs or amounts to be paid by the Seller at the Closing pursuant to the terms of this

Agreement (the “Seller’s Costs”), (b) pay the Seller’s Costs to the appropriate payees at the Closing pursuant to the terms of this Agreement and (c) pay the Purchasers’ Costs to the appropriate payees at the Closing pursuant to the terms of this Agreement.

Section 2.9 Allocation. $28,600,000.00 of the Purchase Price will be allocated to the Purchased Real Property and $400,000.00 of the Purchase Price will be allocated to the Purchased Tangible Property.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

OF THE SELLER

Section 3.1 Representations and Warranties of the Seller. The Seller represents and warrants to the Purchasers as follows:

(a) Corporate Status. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is authorized to conduct business in the State of California. The Seller is not a foreign individual, foreign corporation, foreign partnership or foreign estate as defined in the Code.

(b) Authorization of Transaction. The Seller has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The board of directors of the Seller has duly approved this Agreement and has duly authorized the execution and delivery of this Agreement by the Seller and the consummation by the Seller of the transactions contemplated hereby. No other corporate or other proceedings on the part of the Seller is necessary to approve and authorize the execution and delivery of this Agreement by the Seller and the consummation by the Seller of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Seller and constitutes a valid and binding agreement of the Seller, enforceable against the Seller in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights, and as limited by general principles of equity that restrict the availability of equitable remedies.

(c) Absence of Conflicts. Except as set forth in Schedule 3.1(c), the execution, delivery and performance of this Agreement by the Seller and the consummation by the Seller of the transactions contemplated hereby do not and will not (i) conflict with or result in a material breach of any of the terms, conditions or provisions of, (ii) constitute a material default under, (iii) result in a material violation of, (iv) give any third party a material right to modify, terminate, or accelerate any obligation under or (v) require any material authorization, consent, approval, exemption or other action by or notice or declaration to, or material filing with, any third party, court or administrative or other governmental body or agency under, the provisions of the certificate of incorporation or bylaws of the Seller or any material indenture, mortgage, lease, loan agreement, or other material agreement or instrument to which the Seller is bound or affected, or any material law, statute, rule, or regulation to which the Seller is subject or any material Order to which the Seller is subject.

(d) Title to Purchased Assets. Except as set forth on Schedule 3.1(d), the Seller has good and valid title to or right to use all of the Purchased Assets, free and clear of all Liens other than Permitted Liens; provided, however, that solely for purposes of this sentence, subsection (f) of the definition of Permitted Liens will not apply.

(e) Real Property.

(i)	Except for Permitted Liens, the Purchased Real Property is free and clear of all Liens. Except for the Subsurface Property Rights, as otherwise disclosed on Schedule 3.1(e)(i) and as contemplated by the Lease Agreements, there are no leases, subleases, licenses, concessions or other agreements (including rights of first refusal, rights to purchase or lease or rights to possess), written or oral, entered into by the Seller or its Affiliates or granting to any Person the right of use or occupancy of all or any portion of the Purchased Real Property. Except as set forth on Schedule 3.1(e)(i), no portion of the Purchased Real Property is subject to any material (i) pending or, to the Knowledge of the Seller, threatened condemnation proceeding or other proceeding by any governmental body or (ii) reversionary rights or purchase options in favor of third parties. Other than as provided herein, the Seller is not a party to any agreement or option to purchase or lease the Purchased Real Property or any interest therein.

(ii)	Except as set forth on Schedule 3.1(e)(ii), the buildings, improvements, fixtures, machinery, equipment, personal properties, vehicles and other Tangible Property of the Seller located upon the Purchased Real Property (other than the Excluded Assets) have been operated in conformity in all material respects with all Applicable Laws, are in good condition and repair, reasonable wear and tear excepted, consistent with age, and are usable in the Ordinary Course of Business.

(f) Environmental Matters.

(i)	Since June 17, 2004, except as set forth on Schedule 3.1(f)(i):

(A) The Seller is in material compliance with all applicable Environmental and Safety Requirements, and has obtained all material Licenses required for the operation of the Business and the occupancy of the Purchased Real Property pursuant to applicable Environmental and Safety Requirements, and is in material compliance with such Licenses. A list of such Licenses material to the Seller is set forth on Schedule 3.1(f)(i).

(B) The Seller has not received written notice from any Governmental Authority alleging that any Purchased Real Property or facility located thereon is not in compliance with applicable Environmental and Safety Requirements.

(C) Without limiting the generality of the foregoing, to the Knowledge of the Seller, no facts, events, or conditions relating to the present properties or facilities of, or operation of the business of, the Seller or past operation of the Business since June 17, 2004, would reasonably be likely to give rise to any material corrective, investigatory, or remedial obligations pursuant to Environmental and Safety Requirements, or give rise to any other material liabilities pursuant to Environmental and Safety Requirements, including those liabilities relating to onsite or offsite Releases or threatened Releases of Hazardous Substances, in each case, with respect to the Purchased Real Property.

(D) There have been no written environmental audits, studies, reports, analyses or results of investigations conducted within the past five years by the Seller in respect of any Purchased Real Property that have not been delivered or made available to the Purchasers prior to the date hereof.

(ii)	Except as set forth on Schedule 3.1(f)(ii), to the Knowledge of the Seller, (A) there are no underground storage tanks on the Purchased Real Property; (B) there are no Hazardous Substances upon or under the Purchased Real Property that would be reasonably expected to result in a material violation of or require remediation under the Environmental and Safety Requirements; and (C) none of the Seller, its agents, employees or contractors and third parties has stored, deposited, buried or in any other way left beneath or on the Purchased Real Property any materials whatsoever, whether organic or inorganic, except as otherwise associated with the Seller’s storage and use of agricultural chemicals in the operation of the Business in accordance with applicable Environmental and Safety Requirements.

(g) Taxes. Except as set forth on Schedule 3.1(g), all Real Property Taxes and Personal Property Taxes owed by the Seller and that are due and payable (whether or not shown or required to be shown on any tax return) have been paid. There are no Liens for Real Property Taxes or Personal Property Taxes (other than taxes not yet due and payable) upon any of the Purchased Assets. “Real Property Taxes” means real property taxes, ad valorem taxes, general assessments and special assessments with respect to the Purchased Real Property. “Personal Property Taxes” means ad valorem taxes with respect to the Purchased Assets other than real property.

(h) Brokerage. Except as set forth on Schedule 3.1(h), there are no brokerage commissions, finders’ fees or similar compensation due in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Seller.

Section 3.2 Disclaimer of Other Representations and Warranties. The Purchasers are purchasing the Purchased Assets in their “as-is, where-is” condition and, except for the express representations and warranties of Seller set forth in this Article III, the Seller makes no other representations or warranties, express or implied, at law or in equity, including with respect to the status of title, merchantability or fitness for any particular purpose, and any such other representation or warranty is hereby expressly disclaimed. The Purchasers hereby waive all representations and warranties of the Seller other than those expressly set forth in this Article III.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

OF THE PURCHASERS

Each of the Purchasers, jointly and severally, hereby represents and warrants to the Seller as follows:

Section 4.1 Limited Liability Company Status. Each of Wasco I and Wasco II is a limited liability company duly organized, validly existing and in good standing under the laws of the State of California. Each of Wasco I and Wasco II possess all necessary powers to transact business in the State of California.

Section 4.2 Authorization of Transactions. Each of the Purchasers has all requisite organizational power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. Each of the general partners, managing members and boards of managers (or similar governing bodies) of the Purchasers has duly approved this Agreement and has duly authorized the execution and delivery of this Agreement by the applicable Purchaser and the consummation by the applicable Purchaser of the transactions contemplated hereby. No other partnership or limited liability company or other proceedings on the part of any Purchaser are necessary to approve and authorize the execution and delivery of this Agreement by such Purchaser and the consummation by such Purchaser of the transactions contemplated hereby. This Agreement has been duly executed and delivered by each Purchaser and constitutes the valid and binding agreement of such Purchaser, enforceable against such Purchaser in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights, and as limited by general principles of equity that restrict the availability of equitable remedies.

Section 4.3 Absence of Conflicts. Except as set forth on Schedule 4.3, the execution, delivery and performance of this Agreement by each Purchaser and the consummation by such Purchaser of the transactions contemplated hereby by do not and will not (a) conflict with or result in any material breach of any of the terms, conditions or provisions of, (b) constitute a material default under, (c) result in a material violation of, (d) give any third party a material right to modify, terminate, or accelerate any obligation under or (e) require any material authorization, consent, approval, exemption or other action by or notice or declaration to, or material filing with, any third party, court or administrative or other governmental body or agency under, the provisions of the certificate of formation or limited partnership or limited liability company agreement of such Purchaser or any material indenture, mortgage, lease, loan agreement, or other material agreement or instrument to which such Purchaser is bound or affected, or any material law, statute, rule, or regulation to which such Purchaser is subject or any material Order to which such Purchaser is subject.

Section 4.4 Brokerage. There are no written claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Purchasers.

Section 4.5 Sophisticated Investor. Each of the Purchasers is a knowledgeable, experienced and sophisticated purchaser of real estate, and is relying solely on its own expertise and that of such Purchaser’s consultants in purchasing the Purchased Assets. Each of the Purchasers has been given a sufficient opportunity to conduct and will conduct such inspections, investigations and other independent examinations of the Purchased Assets and related matters as such Purchaser deems necessary, including the physical condition thereof, and will rely upon same and not upon any statements of the Seller (other than the representations and warranties of the Seller in Article III of this Agreement) nor of any officer, director, employee, agent or attorney of the Seller. Each of the Purchasers acknowledges and agrees that the Seller is making no representations or warranties other than as set forth in Article III of this Agreement.

ARTICLE V

PRE-CLOSING COVENANTS

Section 5.1 Conduct of Business. Prior to Closing, without the prior written consent of the Purchasers, which consent shall not be unreasonably withheld, the Seller will not, other than in the Ordinary Course of Business:

(a)	sell, transfer or otherwise dispose of any Purchased Assets;

(b)	waive any material rights included in the Purchased Assets; or

(c)	take any action that would materially adversely affect the Purchased Assets.

Section 5.2 Notice of Developments; Efforts to Close. Prior to the Closing, each Party will promptly inform the other Parties in writing of any material variances from the representations and warranties contained in Article III or Article IV or any material breach of any covenant hereunder by the Parties. Each of the Parties will use commercially reasonable efforts to cause the conditions to the Parties’ obligations to consummate the transactions contemplated hereby to be satisfied (including the execution and delivery of all agreements contemplated hereunder to be so executed and delivered and the making and obtaining of all third party and governmental notices, filings, authorizations, approvals, consents, releases and terminations).

Section 5.3 Access to Information; Diligence. (a) Between the date hereof and the Closing, the Seller will, subject to the terms and conditions of the Confidentiality Agreement, cooperate with the Purchasers to permit the Purchasers and their employees, agents, accounting, legal and other authorized representatives, upon at least 24 hours’ prior written notice, to visit and inspect any of the Purchased Assets and to survey or cause to be surveyed the Purchased Real Property, provided (i) the Purchasers have a reasonable need for the same and such access does not unreasonably interfere with the operations of the Seller, (ii) none of the Purchasers and their employees, agents, accounting, legal and other authorized representatives will contact any of the employees, landlords, customers or suppliers of the Seller without the prior written consent of the Seller, which consent will not be unreasonably withheld, delayed or conditioned, it being acknowledged that any and all such contacts will be arranged by the Seller and (iii) the Seller and its representatives will have the right to be present during any visit or inspection by the Purchasers or their representatives contemplated by this Section 5.3. Notwithstanding anything to the contrary in this Agreement, none of the Purchasers will conduct or cause to be conducted any Phase II or other intrusive testing of the Purchased Real Property without the prior written consent of the Seller, and the Purchasers will not be given access to any information where the provision of such information would violate Applicable Law.

(b) The Purchasers will use their reasonable best efforts to complete, not later than April 17, 2007, any confirmatory due diligence in connection with the transactions contemplated by this Agreement, including any Phase I environmental review, water quality testing of the agricultural wells located on the Purchased Real Property, inspection of the Purchased Assets and review of information disclosed on the Schedules. The Seller will reasonably cooperate with and respond as promptly as practicable to questions and requests for information from the Purchasers in connection with its confirmatory due diligence efforts set forth in this Section 5.3(b).

(c) For the avoidance of doubt, (i) all activities of the Purchasers pursuant to Section 5.3(a) and Section 5.3(b) will be at the Purchasers’ sole cost and expense without right of reimbursement from the Seller and (ii) the Purchasers will, jointly and severally, indemnify the Seller and its directors, officers, stockholders, employees, agents and representatives against and hold them harmless from any claim, loss, damage or expense, including any reasonable attorneys’ fees, asserted against or suffered by the Seller or any of its directors, officers, stockholders, employees, agents and representatives as a result of any such activities of the Purchasers pursuant to Section 5.3(a) and Section 5.3(b); and the Purchasers will maintain general liability insurance covering their and their agents’ and employees’ activities on the Purchased Real Property as provided above and naming the Seller as an additional insured and shall, upon execution of this Agreement, deliver to the Seller proof satisfactory to the Seller that such insurance is in force and effect and that the Seller has been named as an additional insured.

Section 5.4 Certain Rose and Crop Inventory Matters. At the Closing, the Seller will assign to the Purchasers, and the Purchasers will assume from the Seller, all of the Seller’s rights and obligations under each of the Ground Lease Agreement, the Equipment Lease Agreement, and the Commercial Lease Agreement (the forms of which are attached hereto as Exhibit B, Exhibit C and Exhibit D, respectively (collectively, the “Lease Agreements”) to be entered into effective as of the closing of the J&P Transaction by the Seller and such party as is identified by the Seller in writing as promptly as practicable after the execution and delivery of the definitive purchase agreement relating to the J&P Transaction.

Section 5.5 Exclusivity. Until such time, if any, as this Agreement is terminated pursuant to Article VII, the Seller will not solicit, initiate or encourage the submission of any proposal or offer from any Person relating to any transaction or business combination involving the sale of the Purchased Assets.

Section 5.6 Survey and Title Commitment.

(a) At the Closing, the Purchasers will purchase and accept from the Escrow Agent, and the Escrow Agent will issue to the Purchasers, or be irrevocably committed in writing (the “Title Commitment”) to issue to the Purchasers, on the then standard CLTA owner’s form, an owner’s policy of title insurance (together with all applicable reinsurance and coinsurance agreements, the “Title Policy”) in the amount of $28,600,000.00 and insuring that fee simple title to the Owned Real Property is vested in the Purchasers subject to the Permitted Exceptions.

(b) The Sellers shall procure, at their sole expense, the preliminary title report in respect of the Purchased Real Property (the “Preliminary Title Report”) no later than April 10, 2007. On or prior to the date (the “Title Objection Date”) that is no later than two Business Days after the receipt by the Purchasers of the Preliminary Title Report, the Purchasers will notify the Seller in writing of any matters appearing on the Preliminary Title Report that are objectionable to the Purchasers (the “Title Objections”). If the Purchasers do not so notify the Seller of their Title Objections on or before 5:00 p.m. Eastern Time on the Title Objection Date, the Purchasers shall be deemed to have accepted all matters referenced in the Preliminary Title Report.

(c) If the Seller receives any Title Objection (any matter that is the subject or basis of any Title Objection being hereinafter referred to as a “Title Defect”), the Seller may elect (but will not be obligated, except as hereinafter expressly provided) by written notice to the Purchasers to attempt to remove, or cause to be removed at its expense, any such Title Defect and will give the Purchasers such notice within five Business Days after receipt of such Title Objection, of the Seller’s intention to cure such Title Defect. If (i) the Seller elects not to attempt to cure any Title Defect or (ii) the Seller is unable to cure any Title Defect for any period elected by the Seller, the Seller will so advise the Purchasers and the Purchasers will have the right to terminate this Agreement or to waive such Title Defect and proceed to the Closing. The Purchasers will make such election within two Business Days after receipt of the Seller’s notice. If the Purchasers elect to proceed to the Closing, any Title Defects waived by the Purchasers will be deemed to be Permitted Exceptions. Failure to provide written notice of the Purchasers’ election to waive the Title Defect or terminate this Agreement within the time constraints set forth herein will constitute a waiver of the Purchasers’ right to terminate this Agreement based on the Title Defect. Notwithstanding the foregoing, the Seller will be obligated to cure exceptions to title to the Owned Real Property relating to (i) liens and security interests securing any financings to the Seller, (ii) any mechanic’s liens resulting from work at the Owned Real Property or commissioned by the Seller; or (iii) any other exception or encumbrance caused by the Seller’s act or omission within the Seller’s control which shall not be a Permitted Lien; provided, however, that as an alternative to curing any exception or encumbrance relating to delinquent Real Property Taxes or mechanic’s liens, the Seller may cause the same to be Insured Over.

Section 5.7 Compliance with Applicable Laws. Following the date of this Agreement and prior to Closing, the Seller will use its commercially reasonable best efforts to comply with all Applicable Laws relating to the Owned Real Property or the transactions contemplated by this Agreement.

ARTICLE VI

CONDITIONS TO CLOSING

Section 6.1 Conditions to the Purchasers’ Obligations. The obligation of the Purchasers to consummate the transactions contemplated by this Agreement is subject to the satisfaction or waiver in writing of the following conditions as of the Closing Date:

(a) The representations and warranties made by the Seller in Article III shall have been true and correct in all material respects on the date of this Agreement and shall be true and correct in all material respects as if originally made on and as of the Closing Date;

(b) The Seller shall have performed and complied in all material respects with all of the covenants required to be performed by the Seller under this Agreement on or before the Closing;

(c) All governmental filings, authorizations and approvals that are required for the consummation of the transactions contemplated hereby shall have been duly made and obtained; provided, however, that for the avoidance of doubt, the Purchasers expressly acknowledge and agree that price pre-approval from any state or federal bureau of water reclamation is not a condition to the Purchasers’ obligation to consummate the transactions contemplated by this Agreement;

(d) There shall be no Order of competent jurisdiction that is in effect that prohibits or restrains the consummation of the transactions contemplated hereby;

(e) On or before the Closing Date, the Seller shall have executed and delivered to the Purchasers:

(i)	a certificate from the Seller in a form reasonably satisfactory to the Purchasers, dated the Closing Date, stating that the conditions specified in Section 6.1(a) and Section 6.1(b) have been satisfied;

(ii)	an original mutually satisfactory bill of sale in favor of the Purchasers for the assignment, conveyance, delivery, sale and transfer of the Purchased Tangible Property;

(iii)	if applicable and reasonably necessary, one or more original mutually satisfactory “California Certificates of Title” in favor of the Purchasers for the assignment, conveyance, delivery, sale and transfer of the Purchased Tangible Property;

(iv)	subject to Section 6.2(f), a grant deed in favor of Wasco I for the Seller’s assignment, conveyance, delivery, sale and transfer of that portion of the Purchased Real Property consisting of approximately three thousand one acres (3,001 acs.) of agricultural property, substantially in the form of Exhibit A (the “Wasco I Grant Deed”);

(v)	subject to Section 6.2(f), a grant deed in favor of Wasco II for the Seller’s assignment, conveyance, delivery, sale and transfer of that portion of the Purchased Real Property containing the commercial and industrial buildings, identified as Kern County Assessor’s Parcel No. 072-170-23 and consisting of approximately two hundred sixty two and twenty-six hundredths acres (262.26 acs.), substantially in the form of Exhibit A (the “Wasco II Grant Deed” and together with the Wasco I Grant Deed, the “Grant Deeds”);

(vi)	an original mutually satisfactory Certificate of Non-Foreign Status pursuant to Code Section 1445;

(f) There shall have been no material adverse change in the condition of the Purchased Assets between the date of this Agreement and the Closing; and

(g) The Escrow Agent shall have issued the Title Policy.

Section 6.2 Conditions to the Seller’s Obligations. The obligation of the Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction or waiver in writing of the following conditions as of the Closing Date:

(a) The representations and warranties made by the Purchasers in Article IV shall have been true and correct in all material respects on the date of this Agreement and shall be true and correct in all material respects as if originally made on and as of the Closing Date;

(b) The Purchasers shall have performed and complied in all material respects with all of the covenants required to be performed by the Purchasers under this Agreement on or before the Closing;

(c) All governmental filings, authorizations and approvals that are required for the consummation of the transactions contemplated hereby shall have been duly made and obtained;

(d) There shall be no Order of competent jurisdiction that is in effect that prohibits or restrains the consummation of the transactions contemplated hereby;

(e) On or before the Closing Date, the Purchasers shall have executed and delivered to the Seller:

(i)	A certificate from the Purchasers in a form reasonably satisfactory to the Seller, dated the Closing Date, stating that the conditions specified in Section 6.2(a) and Section 6.2(b) have been satisfied;

(ii)	An original mutually satisfactory preliminary change of ownership report in accordance with Revenue and Taxation Code Section 480.3 concerning the Purchased Real Property;

(iii)	An original mutually satisfactory Form 590 in compliance with Revenue and Taxation Code Sections 18805 and 26131, concerning the Purchased Real Property; and

(iv)	The Lease Agreements;

(f) On or before the Closing Date, the Purchasers shall have provided the Seller with mutually agreed to deeded easements and access to the Purchased Real Property in connection with the Subsurface Property Rights, and the documentation in respect of such easements and access shall be reasonably acceptable to the Seller; and

(g) The Seller shall have completed the sale of Jackson & Perkins Company and Jackson & Perkins Wholesale, Inc. (the “J&P Transaction”), in each case, on terms that are acceptable to the Seller in the Seller’s sole discretion.

(h) The Purchaser shall have assumed all of the Seller’s rights and obligations under the Lease Agreements.

ARTICLE VII

TERMINATION

Section 7.1 Termination. This Agreement may be terminated at any time before the Closing:

(a) by mutual written consent of the Seller and the Purchasers;

(b) by the Seller if there has been a material breach on the part of the Purchasers of any representation, warranty or covenant set forth in this Agreement that would result in the failure to satisfy a condition precedent to the Seller’s obligations to consummate the transactions contemplated hereby and in any case which breach is incapable of being cured or, if capable of being cured, shall not have been cured within 30 days after notice thereof shall be received by the Purchasers, unless the Seller’s willful breach of this Agreement has caused the condition to be unsatisfied;

(c) by the Purchasers if there has been a material breach on the part of the Seller of any representation, warranty or covenant set forth in this Agreement that would result in the failure to satisfy a condition precedent to the Purchasers’ obligations to consummate the transactions contemplated hereby and in any case which breach is incapable of being cured or, if capable of being cured, shall not have been cured within 30 days after notice thereof shall be received by the Seller, unless the Purchasers’ willful breach of this Agreement has caused the condition to be unsatisfied;

(d) by the Seller or the Purchasers if the Closing has not occurred on or before April 27, 2007; provided, however, that neither the Seller nor the Purchasers will be entitled to terminate this Agreement pursuant to this Section 7.1(d) if any such Party’s willful breach of this Agreement has prevented the consummation of the transactions contemplated hereby at or before such time;

(e) by the Purchasers, if prior to April 17, 2007, the Purchasers determine in good faith (and so notify the Seller in writing prior to April 17, 2007) that the results of the Purchasers’ due diligence investigation contemplated by Section 5.3(b) are not reasonably satisfactory to the Purchaser;

(f) by the Seller or the Purchasers if consummation of the transactions contemplated by this Agreement would violate any nonappealable final Order; or

(g) by the Purchasers pursuant to Section 5.6(c).

Section 7.2 Effect of Termination. (a). If this Agreement is terminated pursuant to Section 7.1, all further obligations of the Purchasers and the Seller under this Agreement will terminate, except that the obligations in Section 5.3(c), this Section 7.2, Section 8.5, Section 8.7, and Section 9.9, Section 9.10 and the Confidentiality Agreement will survive; provided, however, (a) if this Agreement is terminated by the Purchasers because of a breach of this Agreement by the Seller or because one or more of the conditions to the Purchasers’ obligations under this Agreement is not satisfied as a result of any of the Seller’s failure to comply with its obligations under this Agreement, the Purchasers’ right to pursue remedies (consistent with this Agreement) will survive such termination unimpaired, unless the Purchasers receive the Escrow Funds as liquidated damages as provided in Section 7.2(b)(i); and (b) if this Agreement is terminated by the Seller because of a breach of this Agreement by the Purchasers or because one or more of the conditions to the Seller’s obligations under this Agreement is not satisfied as a result of the Purchasers’ failure to comply with its obligations under this Agreement, the Seller’s right to pursue remedies (consistent with this Agreement) will survive such termination unimpaired, unless the Seller receives the Escrow Funds as liquidated damages as provided in Section 7.2(b)(ii).

(b) Notwithstanding anything to the contrary in this Agreement:

(i)	if this Agreement is terminated pursuant to Section 7.1(a), Section 7.1(c), Section 7.1(e), Section 7.1(f) or Section 7.1(g), then the Purchasers will have the right to instruct (provided the Purchasers concurrently notify the Seller of such instruction) the Escrow Agent to release from escrow and deliver the Escrow Funds, as liquidated damages, to the Purchasers; and

(ii)	if this Agreement is terminated pursuant to Section 7.1(b) or Section 7.1(d), then the Seller will have the right to instruct (provided the Seller concurrently notifies the Purchasers of such instruction) the Escrow Agent to release from escrow and deliver the Escrow Funds, as liquidated damages, to the Seller.

(c) IN CONFIRMATION OF THE FOREGOING PROVISIONS OF THIS SECTION 7.2, THE PARTIES HAVE SET FORTH THEIR INITIALS BELOW:

JACKSON & PERKINS OPERATIONS, INC.

WASCO REAL PROPERTIES I, LLC

WASCO REAL PROPERTIES II, LLC

ARTICLE VIII

ADDITIONAL AGREEMENTS

Section 8.1 Survival of Representations and Warranties. The representations and warranties set forth in this Agreement or in any writing or certificate delivered in connection with this Agreement will not survive after the Closing Date; provided, however, that (i) the representations and warranties set forth in Sections 3.1(a), (b), (c) and (h) will survive until the first anniversary of the Closing Date and (ii) the representations and warranties set forth in Section 4.6 will survive the Closing Date.

Section 8.2 Post-Closing Cooperation. (a) After the Closing, the Seller will use its commercially reasonable efforts to cooperate with the Purchasers in connection with any filings by the Purchasers with any state or federal bureau of water reclamation; provided, however, that the Purchasers will reimburse the Seller for all reasonable costs and expenses (including attorneys’ fees) incurred by the Seller in connection with its obligations under this Section 8.2.

(b) After the Closing, the Purchasers will use their commercially reasonable efforts to cooperate with the Seller in connection with any filing by the Seller of one or more “Notices of Nonresponsibility” with the California Department of Motor Vehicles in respect of all motor vehicles included in the Purchased Assets, and the Purchasers will ensure that, as promptly as practicable after the Closing, the Seller receives a copy of the recorded Grant Deeds.

Section 8.3 Prorations.

(a) All Utility Charges will be apportioned between the Seller and the Purchasers as of the Closing Date. The Seller and the Purchasers will cooperate in (i) assuring that Utility Charges are promptly paid and (ii) having meter readings for Utility Charges and other necessary arrangements carried out so that Utility Charges relating to periods of time after the Closing Date are billed directly to the Purchasers. For purposes of this Section 8.3(a), “Utility Charges” means water, sewer, electricity, gas, telephone and other utility charges, if any, applicable to the Purchased Real Property.

(b) All Real Property Taxes and all Personal Property Taxes will be prorated as of the Closing Date with (i) the Seller being liable for such taxes relating to any time period or periods ending on or prior to the Closing Date and (ii) the Purchasers being liable for such taxes relating to any time period or periods beginning after the Closing Date. Proration of Real Property Taxes and Personal Property Taxes will be made on the basis of the most recent officially certified tax valuation and assessment for the Purchased Assets. If such valuation pertains to a tax period other than that in which the Closing occurs, such apportionment will be recalculated at such time as actual tax bills for such period are available, and the parties will cooperate with each other in all respects in connection with such recalculation and pay any sums due in consequence thereof to the party entitled to recover the same within 60 days after the issuance of such actual tax bills.

Section 8.4 Press Releases and Announcements. No press release or other public announcement related to this Agreement and the transactions contemplated herein will be issued by any Party without the prior written consent of the Parties, and prior to the Closing, no announcement or other communication to the employees, customers or suppliers of the Company will be made by the Purchasers without the prior written consent of the Seller. Notwithstanding the foregoing, (i) any Party may make any public disclosure relating to this Agreement and the transactions contemplated herein and file a copy of this Agreement with any governmental authority of competent jurisdiction if such Party believes in good faith such disclosure or filing is required by Applicable Law, by any listing or trading agreement concerning its publicly-traded securities or under any existing contract (in which case the disclosing Party will use its best efforts to advise the other Party prior to making the disclosure) and (ii) the Seller will have the right to, concurrently with the issuance of any press release permitted hereunder, communicate with and make announcements to employees of the Seller in respect of this Agreement and the transactions contemplated herein and such other matters as may be determined by the Seller.

Section 8.5 Further Transfers. Each Party will execute and deliver such further instruments of conveyance and transfer and take such additional action as any other Party may reasonably request to effect, consummate, confirm or evidence the consummation of the transactions contemplated hereby.

Section 8.6 Expenses; Transfer Taxes. (a) Except as otherwise provided in this Agreement, the Parties will pay all of their own respective fees, costs and expenses (including fees, costs and expenses of legal counsel, accountants, investment bankers, brokers or other representatives and consultants and survey and appraisal fees, costs and expenses) incurred in connection with the negotiation, execution and delivery of this Agreement and the other agreements contemplated hereby.

(b) The Seller will pay (i) one-half of the escrow fees, if any; (ii) the costs of recording title clearance documents removing any and all liens encumbering the Purchased Real Property that Seller is required by Section 5.6 to clear; (iii) the premium for the Title Policy and all costs of any additional coverage under the Title Policy or endorsements or deletions to the Title Policy that are desired by the Purchasers; (iv) a $100,000.00 personal property adjustment in favor of Wasco I; and (v) a $125,000.00 personal property tax adjustment in favor of Wasco I.

(c) The Purchasers will pay (i) the cost of recording the Grant Deeds; (ii) all premiums and other costs for any mortgagee policy of title insurance, if any, including any endorsements or deletions; (iii) the costs of any survey of the Purchased Real Property; and (iv) one-half of the escrow fees, if any.

(d) The Purchasers will pay all sales, use, transfer, real property transfer, recording, gains and other similar taxes and fees (such taxes and fees, including any interest or penalties thereon, are herein sometimes called “Transfer Taxes”) arising out of or in connection with the sale of the Purchased Assets effected pursuant to this Agreement, in each case, as required by Applicable Law. Notwithstanding the preceding sentence, in the case of any sales taxes imposed with respect to the transfer of the Purchased Assets hereunder, the Purchasers will pay to the Seller the sales taxes applicable to such transfer at the Closing (which, for avoidance of doubt, will be in addition to the Purchase Price), and the Seller will remit such sales tax to the appropriate taxing authority and file all sales tax returns applicable to such sales tax.

ARTICLE IX

MISCELLANEOUS

Section 9.1 Amendment and Waiver. This Agreement may be amended and any provision of this Agreement may be waived, provided that any such amendment or waiver will be binding upon a Party only if such amendment or waiver is set forth in a writing executed by the Purchasers and the Seller. No course of dealing between or among any Persons having any interest in this Agreement will be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Party under or by reason of this Agreement.

Section 9.2 Notices. All notices, demands and other communications given or delivered under this Agreement will be in writing and will be deemed to have been given (i) when received if given in person, (ii) on the date of electronic confirmation of receipt if sent by facsimile transmission, (iii) three days after being deposited in the U.S. mail, certified or registered mail, postage prepaid or (iv) one day after being deposited with a reputable overnight courier. Notices, demands and communications to the Parties will, unless another address is specified in writing pursuant hereto, be sent to the address or telecopy number indicated below:

If to the Seller:

Jackson & Perkins Operations, Inc.
2500 South Pacific Highway Medford, OR 97501
Attention:	Stephen V. O’Connell (soconnell@harryanddavid.com) Robert E. Bluth, Esq. (bbluth@harryanddavid.com)
Fax No.:	(541) 864-2190

With a copy to:

Jones Day
222 East 41st Street New York, NY 10017
Attention:	Joseph A. Adams, Esq.
Fax No.:	(212) 755-7306

If to the Purchasers, to:

c/o Gardiner Farms
8226 Rudd Ave Bakersfield, California 93314
Attention:	Mr. Keith B. Gardiner
Fax No.:	(661) 587-2254

with a copy to:

Clifford & Brown
1430 Truxtun Avenue, Suite 900 Bakersfield, California 93301
Attention:	Charles D. Melton, Esq.
Fax No.:	(661) 322-3508

Section 9.3 Binding Agreement; Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any Party without the prior written consent of the other Parties, and any purported assignment without such consent will be null and void.

Section 9.4 Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under Applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under Applicable Law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Agreement.

Section 9.5 No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction will be applied against any Person. The Parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

Section 9.6 Captions. The captions used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and will not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement will be enforced and construed as if no caption had been used in this Agreement.

Section 9.7 Entire Agreement. This Agreement contains the entire agreement between the Parties and supersedes any prior understandings, agreements or representations by or between the Parties, written or oral, which may have related to the subject matter hereof in any way; provided, however, that if the Closing does not occur, the Confidentiality Agreement will survive the termination of this Agreement and remain in full force and effect.

Section 9.8 Counterparts; Facsimile Transmission. This Agreement may be executed in multiple counterparts, each of which will be deemed an original but all of which taken together will constitute one and the same instrument. Signatures of a Party to this Agreement or other documents executed in connection herewith which are sent to the other Parties by facsimile transmission will be binding as evidence of acceptance of the terms hereof or thereof by such signatory Party, with originals to be circulated to the other Parties in due course.

Section 9.9 Governing Law. All questions concerning the construction, validity, and interpretation of this Agreement will be governed by and construed in accordance with the domestic laws of the State of California, without giving effect to any choice of law or conflict of law provision.

Section 9.10 Submission to Jurisdiction; Choice of Forum. The Parties also agree that this Agreement is made and to be performed in Kern County, California, and therefore that the only proper venue for any litigation shall be the Kern County Superior Court, Metropolitan Division. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other Party with respect thereto. Nothing in this Section 8.10 however will affect the right of any Party to serve legal process in any other manner permitted by Applicable Law. Each Party agrees that a final judgment (after giving effect to any timely appeals) in any action or proceeding so brought will be conclusive and may be enforced by suit on the judgment or in any other manner provided by Applicable Law.

Section 9.11 Parties in Interest. Nothing in this Agreement, express or implied, is intended to confer on any Person, other than the Parties and their respective successors and permitted assigns, any rights or remedies under or by virtue of this Agreement.

Section 9.12 Bulk Sales. The Parties agree that the Bulk Sales Act set forth at Commercial Code Section 6101 et seq., does not apply to the transactions contemplated by this Agreement.

Section 9.13 Certain Interpretive Matters. Unless the context otherwise requires, (i) all references to Sections, Articles or Schedules are to Sections, Articles or Schedules of or to this Agreement, (ii) each of the Schedules will apply only to the corresponding Section or subsection of this Agreement, (iii) each term defined in this Agreement has the meaning assigned to it, (iv) each accounting term not otherwise defined in this Agreement has the meaning assigned to it in accordance with GAAP, (v) words in the singular include the plural and vice versa, (vi) the term “including” means “including without limitation,” (vii) words in the singular include the plural and vice versa, (viii) provisions apply to successive events and transactions, and (ix) all words used in this Agreement will be construed to be of such gender as the circumstances require. References to this “Agreement” means this Agreement, including all amendments, restatements, modifications and supplements and any exhibits or schedules to any of the foregoing, and will refer to the Agreement as the same may be in effect at the time such reference becomes operative. Reference to any Person herein will include such Person’s successors (including heirs) and permitted assigns. All references to $ or dollar amounts will be to lawful currency of the United States.

*    *    *    *    *

IN WITNESS WHEREOF, the Parties have executed this Purchase Agreement as of the date first written above.

SELLER:

JACKSON & PERKINS OPERATIONS, INC.

By:	/S/ WILLIAM H. WILLIAMS
Name:	William H. Williams
Title:	President and Chief Executive Officer

PURCHASERS:

WASCO REAL PROPERTIES I, LLC

By:	/S/ KEITH B. GARDINER
Name:	Keith B. Gardiner
Title:	Manager

WASCO REAL PROPERTIES II, LLC

By:	/S/ KEITH B. GARDINER
Name:	Keith B. Gardiner
Title:	Manager